EXHIBIT 10(b)

SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS

2017 Base Salary. The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2017 base salaries of the executive officers who are expected to be named in the Summary Compensation Table of Sherwin-Williams’ 2017 Proxy Statement (the “Named Executive Officers”). The base salaries of the Named Executive Officers for 2017 are as follows: John G. Morikis, Chairman, President and Chief Executive Officer ($1,150,000); Sean P. Hennessy, Senior Vice President - Corporate Planning, Development and Administration ($705,198); Robert J. Davisson, President, The Americas Group ($633,152); and Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary ($561,418). Christopher M. Connor, formerly Executive Chairman, retired at the close of business on December 31, 2016.

Annual Incentive Compensation to Be Earned in 2017. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the Named Executive Officers for 2017 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
John G. Morikis	0	135	270
Sean P. Hennessy	0	80	160
Robert J. Davisson	0	80	160
Catherine M. Kilbane	0	70	140
Christopher M. Connor	N/A	N/A	N/A